ETF Opportunities Trust N-1A/A

Exhibit 99(g)(1)

GLOBAL CUSTODIAL AND AGENCY SERVICES AGREEMENT

ETF Opportunities Trust

TABLE OF CONTENTS

1.	DEFINITIONS AND INTERPRETATION	1
2.	APPOINTMENT OF CUSTODIAN AND ACCEPTANCE	3
3.	REPRESENTATIONS AND WARRANTIES	3
4.	SET UP OF ACCOUNTS	4
5.	SECURITIES AND CASH PROCEDURES	5
6.	AGENCY SERVICES: PORTFOLIO COMPOSITION	7
7.	AGENCY SERVICES: CREATION UNITS, SALES AND REDEMPTIONS	8
8.	RIGHTS FOR EXTENSIONS OF CREDIT	10
9.	CLIENT’S COMMUNICATIONS	11
10.	ACTIONS BY THE CUSTODIAN AND ASSET SERVICES	12
11.	CUSTODIAN’S COMMUNICATIONS, RECORDS AND ACCESS	14
12.	THIRD PARTIES	14
13.	PERFORMANCE OBLIGATIONS AND LIABILITIES	14
14.	NOT AGENT FOR CLIENT’S CUSTOMERS; CLIENT’S DIRECT LIABILITY	16
15.	CONFLICTS OF INTERESTS	16
16.	INFORMATION AND DATA PROTECTION	17
17.	ADVERTISING	17
18.	FEES AND EXPENSES	17
19.	REPRESENTATIVE CAPACITY	17
20.	TERMINATION	18
21.	GOVERNING LAW AND JURISDICTION	18
22.	MISCELLANEOUS	19
23.	SIGNATURES	21

Exhibits, Schedules or Annexes:

●	Fee Schedule (including Appendix A – List of Funds)

●	U.S. Special Resolution Regime Recognition Annex

●	Confidentiality and Data Privacy Conditions Annex

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THIS GLOBAL CUSTODIAL AND AGENCY SERVICES AGREEMENT is made on May 14, 2020 individually, by and between, ETF Opportunities Trust located at 8730 Stony Point Parkway, Suite 205, Richmond, VA 23235 (“Client”), and Citibank, N.A. acting through its offices in New York (“Custodian”).

WHEREAS, the Client is authorized to issue shares (“Shares”) in separate series (each, a “Fund,” and together with all other series subsequently established by the Client and made subject to this Agreement, the “Funds”);

WHEREAS, this Agreement shall apply to each Fund set forth on Appendix A hereto;

WHEREAS, the Client will issue and redeem Shares of each Fund only in aggregations of Shares known as “Creation Units,” as more fully described in the currently effective prospectus and statement of additional information of the Client and each Fund (collectively, the “Prospectus”);

WHEREAS, the Client desires to appoint the Custodian as custodian of the assets of each Fund; and

WHEREAS, the Custodian is willing to accept such appointment on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual promises contained herein, the parties hereto, intending to be legally bound, mutually covenant and agree as follows:

1.	DEFINITIONS AND INTERPRETATION.

1.1.         Definitions.

“Agent” means any sub-custodian, delegate, nominee, and administrative or other service provider selected and used by the Custodian in connection with carrying out its obligations under this Agreement whether or not such person would be deemed an agent under principles of any applicable law.

“Agreement” means this Global Custodial and Agency Services Agreement (including any Annex and any other applicable terms) agreed to by the Client and the Custodian.

“Authorized Person” means the Client or a person with authority to act on behalf of the Client, in each case as authenticated in accordance with security procedures as described in this Agreement.

“Authorized Participant” means each person authorized to purchase Shares in Creation Units as identified by the Client or the Distributor.

“Cash” means all cash in any currency held for or payable to the Client by the Custodian under the terms of this Agreement.

“Cash Account” means each current account established by the Custodian for the Client for recording Cash under this Agreement.

“Cash Value” means the value of Cash purchases and redemptions required for the issuance or redemption, as the case may be, of Shares in Creation Unit aggregations by a Fund.

“Citi Organization” means Citigroup, Inc. and any company or other entity of which Citigroup, Inc. is directly or indirectly a shareholder or owner.  For the purpose of this Agreement, each branch of Citibank, N.A. or any affiliate will be deemed a separate member of the Citi Organization.

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“Clearance System” means any clearing house, settlement system, payments system, or depository (including any dematerialized book entry system or entity that acts as a system for the central handling of Securities in the country where it is incorporated or organized or that acts as a transnational system for the central handling of Securities), whether or not acting in that capacity,  or other financial market utility or organized trading facility used in connection with transactions relating to Securities or Cash and any nominee of the foregoing.

“Confidentiality and Data Privacy Conditions” means the confidentiality and data privacy terms specified in the Annex attached to this Agreement.

“Creation Units” means aggregations of Shares in each Fund as more fully described in the currently effective Prospectus.

“ Custody Account” means each account established by the Custodian for the Client for recording the receipt, safekeeping and maintenance of Securities or other financial assets as agreed by the Custodian under this Agreement.

“DTC” means The Depository Trust Company.

“Instructions” means any and all instructions received by the Custodian from an Authorized Person (including directions, notices and consents) effected through any electronic medium or system or manually as provided in this Agreement.

“MIFT” means a manually initiated Instruction to transfer or receive Securities and/or Cash.

“NSCC” means the National Securities Clearing Corporation.

“Portfolio Components” means the Securities Component together with the Cash Value required for the issuance or redemption, as the case may be, of Shares in Creation Unit aggregations of a Fund.

“Securities”  means any financial asset (other than Cash) from time to time held within the control of the Custodian for the Client under the terms of this Agreement, including any security entitlement or similar interest or right; provided, however, each financial asset must be (i) a security dealt in or traded on securities exchanges for which settlement normally occurs in a Clearance System, or (ii) a certificated security  in bearer form or registered (or to be registered) in the name of the Custodian or its Agent and transferable by delivery of a certificate with endorsement to a subsequent holder, or (iii) a book-entry security that is publicly offered to investors under the applicable laws (but settled outside a Clearance System) including, but not limited to an interest in an investment company where the interest is registered in the name of the Custodian or its Agent. Securities do not include other financial assets or physical evidence of such other financial assets including loans, participations, contracts, subscriptions and confirmations, which the Custodian shall accept only on terms as agreed in writing by the Custodian.

“Taxes“ means all taxes, levies, imposts, charges, assessments, deductions, withholdings and related liabilities, including additions to tax, penalties and interest imposed on or in respect of (i) Securities or Cash (including all payments made by the Custodian to the Client in connection with any Securities or Cash), (ii) the transactions effected under this Agreement (including stamp duties or financial transaction taxes), or (iii) the Client (including its customers); provided “Taxes” does not include income or franchise taxes imposed on or measured by the net income of the Custodian or its Agents.

1.2.         Interpretation.

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1.2.1.     References in this Agreement to Exhibits or Annexes mean the Exhibits or Annexes attached hereto, the terms of which are incorporated into and form part of this Agreement.  In the event of any inconsistency between this Agreement and any Exhibit or Annex, the relevant terms of the Exhibit or Annex prevail.

1.2.2.     The headings in this Agreement do not affect its interpretation.

1.2.3.     A reference to: (i) any party includes (where applicable) its lawful successors, permitted assigns and transferees; (ii) the singular includes the plural and vice versa; and (iii) any statute or regulation shall be construed as references to such statute or regulation as in force at the date of this Agreement and as subsequently re-enacted or revised.

2.	APPOINTMENT OF CUSTODIAN AND ACCEPTANCE.

2.1.

Appointment of the Custodian. The Client hereby selects and appoints the Custodian by placing the Client’s signature hereunder and the Custodian accepts such appointment to provide services under the terms of this Agreement.

2.2.

Sole Obligation of the Custodian. The Client understands and agrees that (i) the obligations and duties of the Custodian will be performed only by the Custodian and are not obligations or duties of any other member of the Citi Organization, and (ii) the rights of the Client with respect to the Custodian extend only to such Custodian and, except as provided by law, do not extend to and are not payable by any other member of the Citi Organization.

3.            REPRESENTATIONS AND WARRANTIES.

3.1.

General.  Each party to this Agreement hereby represents and warrants at the date this Agreement is entered into and any custodial service is used or provided that (i) it has the legal capacity under its constitutional or organizational documents and  authority to enter into and perform its obligations under this Agreement, (ii)  it has obtained and is in compliance with all necessary and appropriate government and regulatory permissions, consents, approvals and authorizations for the purposes of its entry into and performance of the Agreement, and (iii) its entry into and performance of the Agreement will not violate any applicable law or regulation.

3.2.

Client.  The Client represents and warrants at the date this Agreement is entered into and any custodial service is used as follows: (i) it has authority to deliver the Securities in the Custody Account and the Cash in the Cash Account; (ii) there is no claim or encumbrance that adversely affects any deposit with any Clearance System or delivery of Securities, or payment of Cash made in accordance with this Agreement;  (iii)  except as provided in this Agreement, it has not granted any person a lien, security interest, charge or similar right or claim against Securities or Cash; (iv) it has not relied on any oral or written representation made by the Custodian or any person on its behalf other than those set forth in this Agreement; (v) it will comply in all material respects with all laws applicable to the subject matter of the services provided under this Agreement and its receipt of the services (including, without limitation, governmental and regulatory actions, orders, decrees, regulations or other legal limitations or requirement  applicable to the Client including applicable limitations or qualifications in regard to the Client’s investment in any Securities in any country or jurisdiction or otherwise in connection with any Cash or Securities); (vi) it will not use funds or any service or product contemplated by this Agreement, including a Custody Account or the Cash Account, in a manner that could cause or result in a violation by the Custodian or any member of the Citi Organization of any sanctions administered or enforced by any relevant sanctions authority, including the United States, the European Union, any member state of the European Union and the United Nations; and (vii) neither it nor any of its subsidiaries, nor to the best of its knowledge, any of their directors, officers, employees, agents or affiliates, and no customer for which it is using services under this Agreement is the subject of such sanctions, or is located, organized or resident in a country or territory that is the subject of such sanctions.

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3.3.

Custodian.  The Custodian represents and warrants at the date this Agreement is entered into by the Custodian as provided in this Agreement that the Custodian accepts the appointment as Custodian and upon signing the Custodian will be bound to the terms of the Agreement.  Further, the Custodian represents and warrants at the date this Agreement is entered into and any custodial service is used that it will comply in all material respects with all laws applicable to the delivery of the services provided under this Agreement.

4.            SET UP OF ACCOUNTS.

4.1.

Accounts.  The Client instructs the Custodian to establish and maintain a Custody Account and a Cash Account. The Client may give an Instruction to establish additional Custody Accounts or Cash Accounts from time to time.  The Custodian shall promptly notify the Client if the Custodian does not accept any securities or cash in a Custody Account or Cash Account.

4.2.

Cash Account Purpose and Use. The Client agrees that it shall use any Cash Account only for deposits and funds transfers in connection with the Securities received, held or delivered for the Client by the Custodian or otherwise in connection with services provided by the Custodian under this Agreement.

4.3.

Cash Held as Banker. Cash held for the Client by the Custodian, or where applicable by a sub-custodian will be held as banker and not on trust or as trustee, unless the Custodian otherwise provides notice to the Client.  As a result, Cash will not be held in accordance with client money rules or similar rules and, in the event of the Custodian’s insolvency (or analogous event), the Client may not be entitled to share in any distribution under those rules.

4.4.	Cash Held by a Sub-Custodian.

4.4.1.     In some circumstances applicable law and regulation may require the sub-custodian to establish and maintain the local cash account in the name of the Client rather than in the name of the Custodian. In any such case, the Client hereby authorizes the Custodian as agent of the Client, and agrees to confirm and ratify any steps taken by the Custodian, to open a cash account with the relevant sub-custodian in the name of the Client.

4.4.2.     Any cash held directly by a sub-custodian on behalf of the Client will be owed by that sub-custodian directly to the Client, and will not be subject to UK or other client money rules or held by the Custodian as banker for the Client. Such cash will be subject to the relevant laws or regulatory rules applicable to the sub-custodian, including the laws and rules of the jurisdiction in which the sub-custodian is located. Notwithstanding the previous sentence, or any other terms of this Agreement, the Custodian agrees that it shall have the same liability to the Client for the cash held with a sub-custodian as if such cash was held for the Client by the Custodian as banker in the relevant market.

4.4.3.     Unless otherwise specified in this Agreement, the terms of this Agreement in relation to Cash Accounts shall apply to a cash account held by the Client with a sub-custodian.

4.5.	Identification. The Custodian shall identify on its records each Custody Account and Cash Account in the name of the Client or such other name as the Client may reasonably designate.

4.6.         Securities Segregation.

4.6.1.     The Custodian shall identify Securities on its records in a manner so that it is readily apparent the Securities held in a Custody Account (i) belong to the Client or its customers (as applicable), (ii) do not belong to the Custodian or any other clients of the Custodian, and (iii) are segregated on the books and records of the Custodian from the Custodian’s and its other clients’ assets.  The Custodian intends that Securities will be held in such manner that they should not become available to the insolvency administrator or creditors of the Custodian.

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4.6.2.     The Custodian may hold Securities with an Agent only where the Agent has been selected and appointed by the Custodian as a sub custodian.  The Custodian shall hold Securities only in an account at the sub-custodian that holds exclusively assets held by the Custodian for its clients (omnibus or separated  in the names of its clients) and that has been so identified on the books and records of the sub-custodian.  The Custodian shall require the sub-custodian to identify on its records in a manner so that it is readily apparent that the Securities (i) do not belong to the Custodian and are held by the Custodian for and belong to clients of the Custodian, (ii) do not belong to the sub-custodian or other clients of the sub-custodian, and (iii) are segregated on the books and records of the sub-custodian from the sub-custodian’s and its other clients’ assets.  The Custodian shall require each sub-custodian to agree that Securities will not be subject to any right, charge, security interest, lien or claim of any kind in favor of the sub-custodian. Any Securities held with any sub-custodian will be subject only to Instructions of the Custodian.

4.6.3.     Custodian shall and shall require any sub-custodian to hold Securities in a Clearance System only in an account that holds assets exclusively belonging to its clients and that has been so identified on the books and records of the Clearance System or that is identified at the Clearance System in the name of a nominee of the Custodian or sub-custodian used exclusively to hold Securities for clients.  In certain markets, the Custodian or its sub-custodian may open an account at a Clearance System in the name of the Client or its customer, as required by the rules of the Clearance System.

4.6.4.     The Custodian shall and shall require any sub-custodian to record book-entry Securities or uncertificated Securities settled outside a Clearance System on the books and records of the applicable transfer agent or registrar (or the issuer if none) in a way that identifies that the Securities are being held by the Custodian or its sub-custodian as custodian for clients and are not assets belonging to the Custodian or the sub-custodian, if applicable.

4.6.5.     The Custodian shall and shall require any sub-custodian to hold certificated Securities in registered or bearer form in its vault segregated from certificates held for itself and/or any other clients.  If the registered certificates are not registered in the Custodian’s or its sub-custodian’s name (or its nominee name) the Custodian will not be responsible for asset services as provided in Clause 8 under this Agreement.

4.6.6.     The Custodian may hold Securities in the name of a nominee of the Custodian or its sub-custodian or a nominee of the Clearance System as may be required by that Clearance System.

4.6.7.     The Custodian shall require that any actions with respect to Securities held for the Client under this Agreement in a Clearance System or in the name of the Custodian, a sub-custodian or any nominee on the books and records of any transfer agent or registrar will be subject only to the instructions of the Custodian or its sub-custodian, if applicable.

4.6.8.     The Custodian shall not, and shall require that its sub-custodians do not, lend, pledge, hypothecate or rehypothecate any Securities without the Client’s consent. The Client acknowledges that Securities may be subject to rights or claims of a Clearance System or its agents or participants pursuant to applicable law or regulation or as a requirement for effecting transactions within the Clearance System.

5. SECURITIES AND CASH PROCEDURES.

5.1.          Account Procedures—Credits and Debits.

5.1.1.     The Client shall ensure that it has sufficient Securities or sufficient immediately available Cash in the required currency credited with the Custodian as necessary to effect any Instruction or other delivery or payment required under this Agreement.

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5.1.2.     The Custodian may, but is not obligated to, credit cash to the Cash Account before a corresponding and final receipt in cleared funds.  The Client agrees that the Custodian may at any time before final receipt, or if a Clearance System at any time reverses an applicable credit to the Custodian, reverse all or any part of a credit of cash to the Client and make an appropriate entry to its records including restatement of the Cash Account and reversing any interest paid.

5.1.3.     The Custodian will credit Securities to the Custody Account upon receipt of the Securities by final settlement determined in accordance with the practices of the relevant market.  Final settlement depends on the market confirmation of settlement to the Custodian and may include real time movement with finality, real time movement without finality, or confirmation of settlement but with movement of securities at end of the day. If any Clearance System reverses any credit of Securities (or the Custodian is otherwise obligated to return Securities as a result of a settlement reversed in accordance with market requirements), the Client agrees that the Custodian may reverse all or any part of the credit of the Securities to the Custody Account and make an appropriate entry to its records including restatement of the Custody Account. In the event of any reversal of Securities, the Client agrees that the Custodian may reverse any credit of cash provided to the Client with respect to the Securities, such as distributions or the proceeds of any transaction.

5.1.4.     The Custodian shall provide the Client with prompt notice of a reversal of cash or Securities.

5.1.5.     Where notice of a reversal of Cash or Securities has been given and there is insufficient Cash or Securities to satisfy the reversal, the Client shall promptly repay in the applicable currency the amount required to satisfy the deficit in the Cash Account and/or return any Securities to the Custody Account.

5.1.6.     If the Custodian has received Instructions (or is authorized under this Agreement to make any delivery or payment without an Instruction) that would result in the delivery of a Security or payment of Cash in any currency exceeding credits to the Client for that Security or Cash, the Custodian may in its discretion, subject to acting consistently with the standard of care in this Agreement, (i) effect any cash payment or other funds transfer and create or increase an extension of credit to the Client including any overdraft, (ii) make partial deliveries or payments consistent with market practice, (iii) fulfill subsequently received Instruction to the extent of then available Securities or Cash held for the Client, or (iv) suspend or delay  acting on any Instruction until it receives required Securities or Cash .  The Custodian shall notify the Client if the Custodian does not act on any Instruction because the Client has insufficient Securities or Cash.

5.1.7.     Notwithstanding any Instruction or termination of this Agreement, at any time the Custodian may retain sufficient Securities or Cash to close out or complete any Instruction or transaction that the Custodian will be required to settle on the Client’s behalf or to cover any obligation of the Client.

5.1.8.     The Client shall not enforce any payment obligation of the Custodian at or against another branch or affiliate of the Custodian.  The Custodian is obligated to pay Cash only in the currency in which the applicable payment obligation is denominated and only in the country in which such Cash is used in connection with Securities received, held or delivered or other services under this Agreement are provided in that country, regardless of whether that currency’s transferability, convertibility or availability has been affected by any law, regulation, decree rule or other governmental or regulatory action. The Client agrees that it may not require the Custodian or any member of the Citi Organization to substitute a currency for any other currency.

5.2.	Extensions of Credit; Reimbursement.

5.2.1.     The Client agrees that any extension of credit to the Client under this Agreement will be unadvised, uncommitted and at the sole discretion of the Custodian, and the Client agrees that it shall repay any extension of credit upon demand. The Custodian may charge interest on any overdraft at the rate notified to the Client from time to time.  The Custodian may at any time cancel or refuse any extension of credit. No prior action or course of dealing by the Custodian with respect to extending credit to effect any settlement of any transactions or any Instructions will obligate the Custodian to extend any credit in regard to any subsequent settlement of any transaction or Instruction.

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5.2.2.     The Client agrees that “extension of credit” as used in this Agreement includes any daylight and overnight overdraft or similar advances, any reimbursement obligation as provided in this Agreement,  and uncommitted overdraft lines or similar uncommitted lines provided by the Custodian to the Client in connection with the Cash Account or services under this Agreement.

5.2.3.    At any time the Custodian may demand that the Client reimburse the Custodian in respect of any irrevocable commitment incurred in carrying out Instructions to clear and/or settle transactions for the Client under this Agreement (including fail costs payable by the Custodian if the Client were to fail to deliver any required Securities).  Irrevocable commitments are incurred on the date the Custodian becomes irrevocably obligated to a Clearance System or other person for the delivery of Securities or payment of Cash, even if the Custody Account or the Cash Account has insufficient Securities or Cash in the required currency on the applicable settlement date.  The Client agrees that its reimbursement obligation arises when the irrevocable commitment is incurred by the Custodian despite the actual settlement or maturity date.  The Client agrees that after the Custodian has made a demand for reimbursement by the Client, the Client shall pay cash equal to that demand and the Custodian may debit the Client for the amount the Custodian will be obligated to pay in regard to the irrevocable commitment, whether or not that debit creates or increases any overdraft by the Client.

5.3.          Foreign Exchange.

5.3.1.     The Client agrees that it assumes the risks associated with holding or effecting transactions in Cash denominated in any currency including any events or laws that delay or adversely affect transferability, convertibility or availability of any currency, appropriation or seizure, any devaluation or redenomination of any currency or fluctuations or changes in foreign exchange rates.

5.3.2.     The Client may instruct the Custodian to execute a foreign exchange as part of the services under this Agreement.  Instructions may be given on a case by case basis or as a standing Instruction.  The Custodian will debit the Client’s Cash Account to process foreign exchange and credit the Client’s Cash Account with the new currency in accordance with the Instruction(s). The Custodian may net or set off transactions when effecting foreign exchange.  The Custodian may be compensated in part from the spread taken on foreign exchange, and the Custodian or an affiliate may act as principal in any foreign exchange.  The Client will be notified of the exchange rate of all executed foreign exchange in its reporting from the Custodian or, if not included, upon Client’s request.  The Client acknowledges that the foreign exchange rate applied will depend on a number of factors, including the size of the transaction, the liquidity in the relevant currencies, the time of day and other market factors.  The Client may not receive published spot rates in the relevant currencies. Unless otherwise provided in applicable law, the Client agrees that neither the Custodian nor any applicable affiliate assumes any fiduciary or other duty by virtue of effecting foreign exchange, nor are they acting as trustee.

6.        AGENCY SERVICES: PORTFOLIO COMPOSITION.

6.1.

Determination of Creation Deposit.  Subject to and in accordance with directions and information provided by the Client’s sponsor (“Sponsor”) and the Fund’s accountant (“Fund Accountant”), in each case as identified by the Client, the Client’s policies, as adopted from time to time by the Board of Trustees of the Client (“Board”), and procedures set forth in the Prospectus, the Custodian will determine for each Fund after the end of each trading day on the New York Stock Exchange (“NYSE”) the following information required for the issuance or redemption, as the case may be, of Shares in Creation Unit aggregations of a Fund on such date:

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(i)

The identity and weighting of the Portfolio Components of a Creation Unit of such Fund for purposes of purchases in-kind and redemptions in-kind for standard and custom Creation Units. Identity and weighting of Portfolio Components for non-standard and negotiated Creation Units will be provided by the Sponsor by agreed upon deadlines.

(ii)	Determine Cash Values as instructed.

The Custodian will provide (or cause to be provided) information concerning the Portfolio Components as instructed according to the policies established by the Board, and as required will provide such information to the NSCC for dissemination prior to the opening of trading on the NYSE on each day that the NYSE is open.

6.2.

Movements of Portfolio Components. In connection with purchases of Creation Units, the Custodian will monitor the receipt of the underlying Portfolio Components or the receipt of Cash as collateral in lieu of Securities pursuant to Instructions in accordance with Section 7 below, and will cause the delivery of Shares only upon confirmation that such Securities and/or Cash have settled in the applicable Custody Account or Cash Account.  The settlement of Shares shall be aligned with the settlement of the underlying Portfolio Components.

In connection with redemptions of Creation Units, the Custodian will monitor the receipt of Shares or collateral in lieu of Shares, and will release to the applicable Authorized Participant the underlying Portfolio Components pursuant to Instructions received in accordance with Section 7 of this Agreement.

7.        AGENCY SERVICES: CREATION UNITS, SALES AND REDEMPTIONS.

7.1.

Sale of Shares.  The Custodian will deposit into the Custody Account or Cash Account of the appropriate Fund, such payments (consisting of Securities and Cash, including Cash collateral) as are received from each Authorized Participant for purchase of Shares in Creation Units thereof issued or sold from time to time by a Fund.  The Client’s distributor (“Distributor”) shall be the Client’s Authorized Person for (i) advising the Custodian each day as to the Creation Units purchased by an Authorized Participant and (ii) identifying to the Custodian the Authorized Participants.  The Custodian will provide timely notification to the Sponsor on behalf of each such Fund of any receipt by it of Portfolio Components as payments for Shares and instruct the Client’s transfer agent (“Transfer Agent”) as to the issuance of new Shares in Creation Units in connection with such payments; and the Custodian will effect the transfer of the Shares to the Authorized Participant through the NSCC or as otherwise required.

7.2.

Repurchases or Redemptions of Shares. From Securities and Cash held for a Fund as may be available for the purpose, the Custodian will deliver Portfolio Components, as required, for payment to Authorized Participants who have delivered to the Distributor proper instructions for the redemption or repurchase of Shares in Creation Unit aggregations, which will have been accepted by the Distributor.  The Distributor shall advise the Custodian each day as to the repurchase of Shares in Creation Units.  The Custodian will transfer the applicable Portfolio Components to the Authorized Participant and instruct the Transfer Agent as to the cancellation of the corresponding Shares in Creation Units of the applicable Fund.  Any cash redemption payment (less any applicable redemption transaction fee) due to the Authorized Participant on redemption will be effected through the NSCC, the DTC or through wire transfer (in the case of redemptions effected outside of the NSCC or the DTC).

The Client understands and agrees that, in accordance with generally accepted settlement practices and customs in certain jurisdictions or markets in which Securities may be held, the Custodian may deliver Securities prior to the receipt of Shares of a Fund the redemption for which such Securities were being delivered.  Any loss resulting from such “free” delivery of Securities will be at the risk of the Client without regard to whether any Instructions were for other delivery or receipt.

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7.3.

Acceptance of Collateral in Lieu of Portfolio Components or Shares.  The Custodian shall accept Cash collateral in lieu of (i) any Securities required to be delivered by an Authorized Participant in connection with a sale of Shares pursuant to Section 7.1 of this Agreement or (ii) Shares in Creation Units required to be delivered by an Authorized Participant in connection with a repurchase or redemption of any such Creation Unit pursuant to Section 7.2 of this Agreement.  The parties hereto acknowledge and agree that if a Fund participates in the Continuous Net Settlement System of the NSCC (“CNS”) then the Custodian shall have no responsibility for (i) calculating the amount of Cash collateral required to be delivered by any Authorized Participant or (ii) contacting such Authorized Participant to request the posting of any Cash collateral; and to the extent Cash as collateral is required, such collateral shall be delivered by the Authorized Participant to the Custodian as a CNS money movement.

If any requisite Cash as collateral has not been received by the Custodian prior to 2:00 p.m. (Eastern Time) on the Settlement Date for the Shares being purchased (or Redemption Date for the Shares being redeemed), the Custodian will not be required to release the newly created Shares (or Portfolio Components underlying newly redeemed Shares); provided, however, that the Custodian shall make a good faith effort to release Shares or Portfolio Components where collateral is received after such time.

7.4.

Calculation of Collateral Amount.  If a Fund participates in CNS (a “CNS Fund”), then the amount of Cash collateral, if any, required to be posted by each Authorized Participant with respect to such Fund (the “Required Collateral Amount”) shall be determined solely by NSCC.  For each Fund that does not participate in CNS (each a “Non-CNS Fund”), on a daily basis, the Custodian will (i) calculate the amount of Cash as collateral, if any, required to be delivered by each Authorized Participant and (ii) contact each Authorized Participant, as applicable, and request the Authorized Participant post collateral equal to the Required Collateral Amount (defined below).  All fund transfers shall be made by Fed wire.  The Required Collateral Amount varies based on the portion of Securities or Shares delivered to an Account by the Authorized Participant in connection with its purchase or redemption of Shares, as applicable, as of the relevant calculation date.  The shortfall between the value of Securities delivered to the applicable Account and the value of the Securities Component of a Creation Unit (“Total Basket Value”) is referred to as the “Deficiency Amount”.

In connection with the purchase of Shares in any Non-CNS Fund by an Authorized Participant, the Required Collateral Amount shall be equal to the Deficiency Amount plus a markup amount as directed by the Fund.  In connection with the redemption of Shares by an Authorized Participant, the Required Collateral Amount shall be equal to the value of the total number of Shares underlying the applicable redemption order for each Creation Unit based on the trade date NAV of such Shares, plus a markup amount as directed by the Fund.

7.5	Collateral Calls; Return of Collateral; Buy-Ins.

7.5.1.     Collateral Calls for CNS Funds.  NSCC shall contact the applicable Authorized Participant and request the Authorized Participant to post additional collateral on any business day when the collateral posted is less than the Required Collateral Amount.  Any call for additional collateral by NSCC shall be in NSCC’s sole discretion.  The Custodian will not be required to call for additional collateral.  The Authorized Participant must post 100% of such additional collateral to the relevant Account by CNS money movement.  The Custodian will verify that the correct amount of additional collateral was timely received.

Version 04.24.17. (Std ETF Opportunities Trust May 2020)

7.5.2.   Collateral Calls for Non-CNS Funds.  The Custodian shall contact the applicable Authorized Participant and request the Authorized Participant to post additional collateral on any business day when the collateral posted is less than the Required Collateral Amount.  Notwithstanding this, the Custodian will not be required to call for additional collateral and the Authorized Participant will not be required to post additional collateral unless the difference between the collateral posted and the Required Collateral Amount is at least 10% of the Required Collateral Amount on such date (“Minimum Transfer Amount”); provided, that the Minimum Transfer Amount may be changed from time to time by mutual written consent of the parties.  The Authorized Participant must post 100% of such additional collateral plus any applicable wire fee charged by the Custodian to the Authorized Participant to the extent that such shortfall was greater than or equal to the Minimum Transfer Amount.  The Custodian will verify that the correct amount of additional collateral was timely received.  The Custodian will copy the Sponsor on all collateral calls made to the Authorized Participant.

7.5.3.     Return of Collateral for CNS Funds.  As Securities or Shares, as applicable, are delivered to the Custodian and the Deficiency Amount is reduced, NSCC will, in accordance with its practices and procedures, cause the Fund to return excess collateral to the Authorized Participant.  Upon delivery of all required Securities or Shares, as applicable, to the Custodian by the Authorized Participant (either as a result of a buy-in or as a result of delivery by the Authorized Participant), NCSS shall cause the Fund to return all remaining collateral to the Authorized Participant.

7.5.4.    Return of Collateral for Non-CNS Funds.  As Securities or Shares, as applicable, are delivered to the Custodian and the Deficiency Amount is reduced, the Custodian will, as promptly as practicable, cause the Fund to return excess collateral to the Authorized Participant, less any applicable wire fee charged by the Custodian to the Authorized Participant, to the extent that the excess collateral is greater than or equal to the Minimum Transfer Amount (at least 10% of the Required Collateral Amount on such date, or such other percentage as may have been agreed to by mutual written consent of the parties).  Upon delivery of all required Securities or Shares, as applicable, to the Custodian by the Authorized Participant (either as a result of a buy-in or as a result of delivery by the Authorized Participant), the Custodian shall return all remaining collateral to the Authorized Participant.

7.5.5.     Buy-In.  At any time the Sponsor may give the Custodian an Instruction to pay or transfer any collateral including for settlement of any Securities or Shares purchased by the Fund as a buy-in of any Securities or Shares not delivered by an Authorized Participant.  The Custodian shall have no responsibility for determining if the Sponsor is authorized to effect any payment or transfer of collateral.

8.            RIGHTS FOR EXTENSIONS OF CREDIT.

8.1.

Lien.  In addition to any other remedies available to the Custodian under applicable law, the Custodian hereby has, and the Client herby grants, a continuing general lien on all Securities until satisfaction of all liabilities and obligations arising under this Agreement (whether actual or contingent) of the Client to the Custodian with respect to any fees and expenses or extensions of credit including, but not limited to, daylight and overnight overdrafts, charges resulting from reversals of credits, reimbursement demands of the Custodian in respect of irrevocable commitments, and any other present and future obligations of the Client payable to the Custodian.

8.2.

Set Off.  Without limiting any rights the Custodian may have under applicable law, the Custodian may, without prior notice to the Client, set off any payment obligation with regard to an extension of credit or the value of any other payment or delivery obligation owed by the Client to it against any payment obligations or the value of any delivery obligations owed by the Custodian to the Client, regardless of the place of payment, delivery and/or currency of any obligation (and for such purposes may make any currency conversion necessary).  If any obligation is unliquidated or unascertained, the Custodian may set off as provided herein an amount estimated by it in good faith to be the amount of that obligation.

8.3.         Exercise of Rights.

8.3.1.    If the Client fails to pay the Custodian in respect of any extension of credit, is dissolved or becomes the subject of formal insolvency proceedings in any jurisdiction, or any step is taken against the Client to initiate insolvency proceedings in any jurisdiction, the Custodian may, without notice to the Client except as required by law, and at any time: (i) appropriate and apply all or any part of the Securities and Cash held under this Agreement by the Custodian against any or all obligations of the Client under this Agreement to the Custodian (whether matured or subject to any demand); (ii) sell all or any part of the Securities; and (iii) exercise, in respect of the Securities and Cash, all the rights and remedies a party with a senior security or similar right would be entitled to exercise in such default under any applicable law.

Version 04.24.17. (Std ETF Opportunities Trust May 2020)

8.3.2.     The Client shall not grant any person a lien, security interest, charge or similar rights or claims against Securities or Cash without the Custodian’s consent.

9.	CLIENT’S COMMUNICATONS.

9.1.

Authority. The Client authorizes the Custodian to accept and act upon any communications provided by an Authorized Person, including Instructions and any form or document.  Subject to the authority or restrictions with respect to any Authorized Person specified in any document received and accepted by the Custodian, the Client confirms that each Authorized Person is authorized to perform all lawful acts on behalf of the Client in connection with any Custody Account or Cash Account, Securities or Cash, or otherwise in connection with this Agreement including, but not limited to, (i) opening, closing and operating any Custody Account and Cash Account, (ii) signing any agreements, declarations or other documents relating to any Securities or Cash, Custody Account or Cash Account, or service, and (iii) providing any Instruction,  until the Custodian has received written notice or other notice acceptable to it of any change of an Authorized Person and the Custodian has had a reasonable opportunity under the circumstances to act.

9.2.

Instructions and Other Client Communications. The Client and the Custodian shall comply with security procedures acceptable to the Custodian intended to establish the origination of the communication and the authority of the person sending any communication, including any Instruction, inquiries, data and other information exchanges, and advices. Depending upon the method of communication used by the Client, the security procedures may constitute one or more of the following measures:  unique transaction identifiers, digital signatures, encryption algorithms or other codes, multifactor authentication, user entitlements, schedule validation or such other measures as in use for the communication method by the Client. If the Client sends Instructions or other communications through S.W.I.F.T. or through any other electronic communications method, the Client and the Custodian agree that the security procedures utilized by such electronic communications method will be the agreed security procedures for the purpose of this Agreement.

9.3.

Authentication.  Provided the Custodian complies with the applicable security procedures, the Client agrees that the Custodian is entitled to treat any communication including any Instruction as having originated from an Authorized Person and the Custodian may rely and act on that communication as authorized by the Client.

9.4.	Errors, Duplication. The Client shall be responsible for errors or omissions made by the Client or the duplication of any Instruction by the Client.

9.5.	Account Numbers. The Custodian may act on any Instruction by reference to an account number only, even if a bank or account name is provided.

9.6.

Incomplete or Insufficient Instructions. The Custodian may act on Instructions where the Custodian reasonably believes the Instruction contains sufficient information.  The Custodian may decide not to act on an Instruction where it reasonably doubts its contents.

Version 04.24.17. (Std ETF Opportunities Trust May 2020)

9.7.	Recall, Amendment, Cancellation. If the Client requests the Custodian to recall, cancel or amend an Instruction, the Custodian shall use its reasonable efforts to comply.

9.8.

MIFT.  The Client expressly acknowledges that it is aware that a MIFT increases the risk of error, security, privacy issues and fraudulent activities.  If the Custodian acts on a MIFT and complies with the applicable security procedures, the Client shall be responsible for any costs, losses and other expenses suffered by the Client or the Custodian.

9.9.

Banking Days.  The Custodian shall accept and act on Instructions or any other communication on banking days when the Custodian and the relevant market are open for business.  From time to time the Custodian shall notify the Client of the days the Custodian and any applicable market will not be open and the cut-off times for accepting and acting on Instructions or other communications on the days the Custodian is open.

9.10.	Notice. The Custodian shall promptly notify the Client (by telephone if appropriate) if an Instruction is not acted upon for any reason

10.	ACTIONS BY THE CUSTODIAN AND ASSET SERVICES.

10.1.

Custodial Duties Requiring Instructions.  The Custodian shall carry out the following actions only upon receipt of Instructions: (i) make payment for and/or receive any Securities or deliver or dispose of any Securities except as otherwise specifically provided for in this Agreement, (ii) deal with rights, conversions, options, warrants and other similar interests or any other discretionary corporate action or discretionary right in connection with Securities, and (iii) except as otherwise provided in this Agreement, carry out any action affecting Securities or Cash.

10.2.

Non-Discretionary Custodial Duties.  Absent a contrary Instruction, the Client agrees that the Custodian hereby is authorized to carry out non-discretionary matters in connection with any Instruction or services provided under this Agreement.  Without limiting the authority of the Custodian with regard to non-discretionary matters, the Custodian may carry out the following: (i) in the Client’s name or on its behalf, sign any documents relating to Securities or Cash which may be required (a) pursuant to an Instruction to obtain any Securities or Cash or (b) by any tax or other regulatory authority or market practice, (ii)  receive and/or credit income, payments and distributions in respect of Securities; (iii) exchange interim or temporary receipts for definitive certificates, and old or overstamped certificates for new certificates, (iv) deposit Securities with any Clearance System as required by law, regulation or market practice, (v) make any payment by debiting any balance credited to the Client as required to effect any Instructions or payment of Taxes or other payment provided in this Agreement, (vi) to the extent any shortage of Securities or Cash occurs in connection with receipt of distributions in regard to any corporate action, make pro rata distributions, allocations, deliveries or credits of received Securities or Cash as consistent with market practice and as it deems fair and equitable, and (vii) any other matters which the Custodian considers reasonably necessary in furtherance of the services provided under this Agreement.

10.3.	Notices and Actions Related to Securities.

10.3.1.	The Custodian shall promptly notify the Client of all official notices, circulars, reports and announcements (both mandatory and discretionary) in respect of Securities held for the Client received in its capacity as Custodian. With regard to events requiring discretionary action, the Custodian shall advise the Client of the applicable timeframe for taking any action elected by the Client. The Custodian’s notice obligation does not include notices, circulars, reports and announcements in regard to a class action.

10.3.2.	The Custodian is responsible only for the form, accuracy and content of any notice, circular, report, announcement or other material prepared by the Custodian or its Agent, including translations. The Custodian is not responsible for inaccuracy or incompleteness of any information in notices or information prepared by other persons, including issuers or Clearance Systems, used by the Custodian to provide any notice to the Client or forwarded by the Custodian to the Client or for the failure of such persons to act to provide any information.

Version 04.24.17. (Std ETF Opportunities Trust May 2020)

10.3.3.	The Custodian shall act on discretionary matters in accordance with Instructions sent within applicable cut off times. The Client agrees that the Custodian will not participate in or take any action concerning any discretionary matter, including shareholder voting, if the Custodian does not receive a timely Instruction. Notwithstanding any other provision in this Agreement, the Custodian will be required to provide shareholder voting services only as specified in a separate proxy services letter agreement between the Custodian and the Client.

10.3.4.	The Client acknowledges that in some markets the Custodian or its Agent may be required to vote all Securities of a particular issue for all of its clients in the same way and may not be able to effect split voting without regard to any Instruction.

10.4.	Taxes

10.4.1.	The Client shall provide the Custodian with information and proof (copies or originals) as to the Client’s tax status and/or the underlying beneficial owner’s tax status or residence or other information as the Custodian reasonably requests in order for the Custodian or any Agent to achieve compliance with the requirements of governmental or regulatory authorities. Information and proof may include executed certificates, representations and warranties, or other documentation the Custodian deems necessary or proper to fulfill the requirements of the applicable tax authorities. The Client shall notify the Custodian in writing within thirty (30) days, or any lesser period as stipulated under any applicable law or regulation, of the occurrence of any change in circumstances that causes any information or representation previously provided to the Custodian on a tax form or tax certification to be incorrect, e.g., a change in the Client’s country of residence or its legal entity classification, of if it ceases to be or becomes a financial institution. Law, regulation and authority, as used in this sentence, may be domestic or foreign. The Client further agrees to provide to the Custodian a new tax form or tax certification (and any necessary supporting documentation) that contains the correct information or representations.

10.4.2.	The Client agrees that Taxes are the responsibility of the Client and shall be paid by the Client. The Client agrees that the Custodian will deduct or withhold for or on account of Taxes from any payment to the Client if required by any applicable law including, but not limited to, (i) statute or regulation, (ii) a requirement of a legal, governmental or regulatory authority, or (iii) an agreement entered into by the Custodian and any governmental authority or between any two or more governmental authorities (applicable law as used in this sentence may be domestic or foreign). The Client agrees that the Custodian may debit any amount available in any balance held for the Client and apply such Cash in satisfaction of Taxes. The Custodian shall timely pay the full amount debited or withheld to the relevant governmental authority in accordance with the applicable law as provided in this Clause. If any Taxes become payable with respect to any prior credit to the Client by the Custodian, the Client agrees that the Custodian may debit any balance held for the Client in satisfaction of such prior Taxes. The Client shall remain liable for any deficiency and agrees that it shall pay it upon notice from the Custodian or any governmental authority. If Taxes are paid by the Custodian or any of its affiliates, the Client agrees that it shall promptly reimburse the Custodian for such payment to the extent not covered by withholding from any payment or debited from any balance held for the Client.

10.4.3.	In the event the Client requests that the Custodian provide tax relief services and the Custodian agrees to provide such services, the Custodian will apply for appropriate tax relief (either by way of reduced tax rates at the time of an income payment or retrospective tax reclaims in certain markets as agreed from time to time); provided, the Client provides to the Custodian such documentation and information relating to it or its underlying beneficial owner customers as is necessary to secure such tax relief. However, in no event will the Custodian be responsible or liable for any Taxes resulting from the inability to secure tax relief, or for the failure of any Client or beneficial owner to obtain the benefit of credits, on the basis of foreign taxes withheld, against any income tax liability.

Version 04.24.17. (Std ETF Opportunities Trust May 2020)

11.	CUSTODIAN’S COMMUNICATIONS, RECORDS AND ACCESS.

11.1.

Communications and Statements.  Statements or advices with regard to Securities or Cash will be made available on Client request. The Client agrees that communications, notices and announcements by the Custodian and statements or advices with regard to Securities or Cash may be made available by electronic form only.  The Client shall notify the Custodian promptly in writing of any errors in a statement or advice and in any case within sixty (60) days from the date on which the statement or advice is sent or made available to the Client.  Nothing herein is intended to prevent the Client from notifying the Custodian of any errors or corrections beyond such time; provided, however, that the Custodian will not be responsible for any additional losses caused by such delay in notification.

11.2.

Price Information.  The Custodian may, from time to time, provide information on statements or reports showing pricing or values of Securities held for the Client.  The Client agrees that the Custodian is not responsible under this Agreement for the pricing or valuation of any Securities.  The Client agrees that the Custodian has no responsibility to independently verify such prices or similar data, and the Custodian has no liability for the availability or accuracy of any price or similar data obtained from any pricing source.

11.3.

Access to Records. The Custodian shall allow the Client and its independent public accountants, agents or regulators reasonable access to the records of the Custodian relating to Securities or Cash, the Custody Account or the Cash Account, and the controls utilized by the Custodian in connection with the performance of this Agreement as is reasonably required by the Client and at the Client’s expense and shall seek to obtain such access from each Agent and Clearance System.

12.	THIRD PARTIES.

12.1.

Agents.  The Client agrees that the Custodian is hereby authorized to use Agents in connection with the Custodian’s performance of any services under this Agreement. The Custodian shall not use a sub-custodian to hold the Client’s Securities or Cash without identifying the sub-custodian in a prior notice to the Client. The Custodian shall exercise due skill, care and diligence in the selection, continued use and ongoing monitoring of Agents.

12.2.

Other Third Parties.  The Client agrees that the Custodian is hereby authorized to participate in or use (i) Clearance Systems and (ii) public utilities, external telecommunications facilities and other common carriers of electronic and other messages, external postal services, and other facilities commonly recognized as market infrastructures in any jurisdiction.  Further, in providing services under this Agreement the Custodian will  interact with other third parties whom the Custodian does not select and over which the Custodian exercises no discretion or control, including issuers of Securities, transfer agents or registrars, and the Client’s counterparties or brokers (or their agents).  The Client agrees that Clearance Systems and such other third parties as described herein are not Agents, and the Custodian has no responsibility for (i) selecting, appointing or monitoring such third parties or (ii) the performance or credit risks of the third parties.

13.	PERFORMANCE OBLIGATIONS AND LIABILITIES.

13.1.

Responsibility of the Custodian.  The Custodian shall perform its obligations with due skill, care and diligence as determined in accordance with the standards and practices of a  professional custodian for hire in the markets or jurisdictions in which the Custodian performs services under this Agreement and maintains Securities and Cash for the Client. The Custodian shall be liable for payment to the Client for its direct damages only where the Custodian or any Agent has not satisfied such obligation of due skill, care and diligence.

Version 04.24.17. (Std ETF Opportunities Trust May 2020)

13.2.

Liability of the Client to the Custodian.  The Client agrees to (i) indemnify the Custodian for all losses, costs, damages, Taxes and expenses (including reasonable legal fees and disbursements) (each referred to as a “Loss”) incurred by the Custodian arising in connection with the Client’s failure to perform any obligation of the Client under this Agreement or arising from or in connection with the Custodian’s appointment or performance under this Agreement and (ii) defend and hold the Custodian harmless from or in connection with any Loss imposed on, incurred by, or asserted against the Custodian (directly or through any of its Agents)  or otherwise arising in connection with or arising out of any claim, action or proceeding by any third party except any Loss resulting from the Custodian’s or any Agent’s failure to satisfy its obligation of due skill, care and diligence as provided in this Agreement.

13.3.

Mitigation of Damages.  Upon the actual knowledge by any party of the occurrence of any event which may cause any loss, damage or expense to the party, the party shall as soon as reasonably practicable (i) notify the other party of the occurrence of such event and (ii) use its commercially reasonable efforts to take reasonable steps under the circumstances to mitigate or reduce the effects of such event and to avoid continuing harm to it.

13.4.

Mutual Exclusion of Damages.  Each party shall be liable to the other party only for direct damages for any liability arising under this Agreement.  Under no circumstances shall any party be liable to any other party for special or punitive damages, or indirect, incidental, consequential loss or damage, or any loss of profits, goodwill, business opportunity, business revenue or anticipated savings in relation to this Agreement, whether arising out of breach of contract, tort (including negligence) or otherwise, regardless of whether the relevant loss was foreseeable or the party has been advised of the possibility of such loss or damage, or that such loss was in contemplation of the other party.

13.5.	Legal Limitations on the Custodian’s Performance.

13.5.1.	Performance Subject to Laws. The Client agrees that the Custodian’s performance of this Agreement, including acting on any Instruction, is subject to, and shall be performed only in accordance with, the laws (including, without limitation, governmental and regulatory actions, orders, decrees regulations and agreements entered into by the Custodian and any governmental authority or between any two or more governmental authorities, whether domestic or foreign) applicable to the Custodian or a member of the Citi Organization as a result of the jurisdiction in which it or its parent is organized or located or where the Custodian performs this Agreement, including with respect to the holding of any Securities or Cash, and the rules, participant requirements, operating procedures and practices of any relevant Clearance System, stock exchange, or market. Nothing in this Agreement will oblige the Custodian to take any action that will be in breach of or be in conflict with any legal limitation as provided herein.

13.5.2.	Country Risk. The Client agrees that it shall bear all risks and expenses associated with investing in Securities or holding Cash denominated in any currency. The Client agrees that the Custodian will not be liable for country specific risks of loss or value or other restrictions resulting from country risk, including the risk of investing and holding Securities and Cash in a particular country or market such as, but not limited to, risks arising from (i) any act of war, terrorism, riot or civil commotion, (ii) investment, repatriation or exchange control restriction or nationalization, expropriation or other actions by any governmental authority, (iii) devaluation or revaluation of any currency, (iv) changes in applicable law, and (v) a country’s financial infrastructure and practices including market rules and conditions.

Version 04.24.17. (Std ETF Opportunities Trust May 2020)

13.5.3.	Conformity with Market Practices. Notwithstanding the Client’s Instruction to deliver Securities against payment or to pay for Securities against delivery, the Client authorizes the Custodian to make or accept payment for or delivery of Securities at such time and in such form and manner as complies with relevant local law and practice or with the customs prevailing in the relevant market.

13.5.4.	Prevention of Performance. The Client agrees that the Custodian will not be responsible for any failure to perform any of its obligations (nor will it be responsible for any unavailability of Cash in the applicable currency credited to the Client) if such performance by the Custodian or any Agent of the Custodian is prevented, hindered or delayed by a Force Majeure Event. “Force Majeure Event” means any event attributable to a cause beyond the reasonable control of the Custodian or its Agent such as restrictions on convertibility or transferability, requisitions, involuntary transfers, unavailability of any Clearance System, sabotage, fire, flood, explosion, acts of God, sanctions, governmental requirements as provided in this Agreement, civil commotion, strikes or industrial action of any kind, riots, insurrection, war or acts of government or similar institutions, as well as any other matter specified as a country risk in this Agreement. On the occurrence of any Force Majeure Event, the obligations of the Custodian are suspended for so long as the Force Majeure Event continues (and, in the case of the Custodian, neither it nor any member of the Citi Organization shall become liable). The Client agrees that neither the Custodian nor any member of the Citi Organization is responsible or liable for any action taken to comply with sanctions or government requirements. Upon the occurrence of any Force Majeure Event, to the extent allowed by applicable law, the Custodian shall inform the Client and shall use its reasonable efforts to minimize the effect of the Force Majeure Event on the Client. The Custodian confirms that it and each Agent maintains and regularly tests disaster recovery plans and contingency back-up services designed to mitigate the effects of any Force Majeure Event and which meet the standards generally adopted by internationally regulated financial institutions.

13.5.5.	Client’s Reporting Obligations. The Client agrees that it shall be solely responsible for all filings, tax returns and reports relating to Securities or Cash as may be required by any relevant authority, whether governmental or otherwise.

13.5.6.	Capacity of Custodian. The Client acknowledges that the Custodian is not acting under this Agreement as an investment manager, broker, or investment, legal or tax adviser to the Client. The Custodian’s duty is solely to act as a custodian in accordance with the terms of this Agreement, and the Custodian will take no view on the efficacy or soundness of any investment decision made by the Client.

13.5.7.	Limitation on Actions. Without prejudice to any other provision in this Agreement, this Clause 11 applies to all rights of the Client and obligations of the Custodian in respect of the activities contemplated by this Agreement, including, without limitation, any claims arising in connection with such activities that may be made against the Custodian, whether arising from breach of contract, tortious or similar acts, or otherwise.

14.	NOT AGENT FOR CLIENT’S CUSTOMERS; CLIENT’S DIRECT LIABILITY.

The Client agrees that it will not be relieved of its obligations as principal as the Client under this Agreement where (or if) the Client discloses that it has entered into this Agreement as agent, custodian or other representative of another person.  Notwithstanding any requirement that accounts, documentation or agreements, or transactions be effected in the name of any customer of the Client or for any other beneficial owner acting directly or indirectly though the Client, the Client agrees that it shall be responsible as principal for all obligations to the Custodian with regard to such beneficial owner accounts, agreements, or transactions. The Client agrees that its customers will not have any direct rights against the Custodian, and the Custodian shall have no liability to the Client’s underlying customers.

15.	CONFLICTS OF INTERESTS.

15.1.

Compliance with Requirements.  The Client acknowledges that the Custodian has arrangements in place to manage conflicts of interest (the “Conflicts Policy”). If the Custodian deems that the arrangements are not sufficient to reasonably prevent risks of damage to the Client, the Custodian shall clearly disclose the general nature and/or the sources of the conflict of interest to the Client before undertaking the relevant business with or for the Client.

Version 04.24.17. (Std ETF Opportunities Trust May 2020)

15.2.

Information.  The Client acknowledges that members of the Citi Organization including Citibank, N.A. may separately provide services, including advisory, credit, and other financial services, to the Client or to other persons other than as custodian under this Agreement. In connection with those services the Custodian or its Agent may be prohibited by applicable law or by its Conflicts Policy or other policies from disclosing information of which it becomes aware or from accessing any information in relation to those services. As a result, the Client agrees that neither the Custodian nor any member of the Citi Organization is required or expected to disclose to the Client any non-public information it obtains in the course of providing services other than as Custodian.  Also, the Client acknowledges that except as provided in this Agreement, the Custodian has no obligation to disclosure to the Client any public or non confidential information it obtains from any source about which relates to any issuer, counterparty or other person, regardless of whether such information relates to any Security held or to be received for the Client.

15.3.

Services to Client or the Custodian.  The Client agrees that the Custodian may share any fees, profits and non-monetary benefits with any member of the Citi Organization or other third parties (including a person acting on their behalf) or receive fees, profits and non-monetary benefits from them in respect of the services provided pursuant to this Agreement. The Custodian shall provide details of the nature and amount of any such fees, profits or non-monetary benefits on the Client’s written request.

16.	INFORMATION AND DATA PROTECTION.

               Responsibilities of each party relating to the privacy and confidentiality of information are set forth in the Confidentiality and Data Privacy Conditions specified in that Annex to this Agreement attached hereto, and the parties agree to the terms specified in that Annex.

17.	ADVERTISING.

Neither the Client nor the Custodian will display the name, trade mark or service mark of the other without the prior written approval of the other, nor will the Client display that of any member of the Citi Organization without prior written approval from the Custodian.  The Client agrees that it shall not advertise or promote any service provided by the Custodian without the Custodian’s prior written consent; provided, however the Client may identify the Custodian as its custodian in any regulatory or other legally required or permitted disclosure by the Client without first obtaining the Custodian’s consent.

18.	FEES AND EXPENSES.

                The Client agrees to pay all fees and charges incurred from time to time for any services pursuant to this Agreement as determined in accordance with the terms of the Fee Schedule (“Fee Schedule”) together with any other amounts payable to the Custodian under this Agreement.  The Client agrees that the Custodian may debit the Cash Account to pay any such fees and charges, together with any other amounts payable to the Custodian under this Agreement.  The Client agrees that all fees and charges paid to the Custodian shall be payable without deduction for Taxes, which are the responsibility of the Client.

19.	REPRESENTATIVE CAPACITY.

19.1

Non-Recourse. A copy of the declaration of trust or other organizational document of the Client and/or each Fund is on file with the appropriate authority, which has been provided by the Client to the Custodian, and the Custodian acknowledges and agrees that this Agreement is not executed on behalf of the trustees of the Client as individuals, and the obligations of this Agreement are not binding on any of the trustees, officers, shareholders of the Client individually, but are binding only upon the assets and property of each Fund with respect to its Shares, Securities and Cash.

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19.2

Several Obligations.  With respect to any obligations of the Client with respect to a Fund arising out of this Agreement, the Custodian shall look for payment or satisfaction of any obligation solely to the Shares, Securities, Cash or other assets of the Fund to which such obligation relates as though each Fund has separately contracted with the Custodian by separate written instrument with respect to its assets and transactions.

20.	TERMINATION.

20.1.	Termination; Closing an Account.

20.1.1.	The Client or the Custodian may terminate this Agreement as between itself and the other party hereto by giving not less than sixty (60) days’ prior written notice to such other party. Termination with respect to any Fund shall be effected by the Custodian and the Client agreeing to an amended Appendix A deleting such Fund. Termination of this Agreement with respect to any Fund shall not terminate this Agreement with respect to any other Fund.

20.1.2.	Unless otherwise agreed in writing, the Custodian may close an inactive Custody Account or Cash Account upon thirty (30) days’ prior written notice (but subject to any legal requirement as to a different notice period). The Custodian may close any Custody Account or Cash Account upon notice to the Client as the Custodian reasonably considers necessary for the Custodian or any other member of the Citi Organization to comply with applicable law in regard to Taxes or other requirements including, but not limited to, (i) statute or regulation, (ii) legal, governmental or regulatory authority, or (iii) agreement entered into by the Custodian and any governmental authority or between any two or more governmental authorities (applicable law as used in this sentence may be domestic or foreign) as provided in this Agreement.

20.2.

Effect on Securities and Cash. If by the termination date the Client has not given Instructions to deliver any Securities or Cash, the Custodian shall continue to safekeep such Securities and/or Cash until the Client provides Instructions to effect a free delivery of such. However, the Client agrees that the Custodian will provide no other services as regard to any such Securities except to collect and hold any cash distributions. The Client shall be liable for standard fees for Securities or Cash retained in safekeeping after termination of this Agreement.

20.3.

Surviving Terms. The parties agree that the rights and obligations contained in Clauses 5.1.2, 5.1.3, 5.1.8, 5.2, 8, 10.4, 13, 14, 16, 17, and 21 of Agreement shall survive the termination of this Agreement.

21.	GOVERNING LAW AND JURISDICTION.

21.1.

Governing Law.  The Client and the Custodian agree that this Agreement and any non-contractual obligations arising out of or in connection with it shall be governed, construed, regulated and administered under the laws of the country in which the Custodian is located and performs its obligations hereunder, without regard to any principles regarding conflict of laws.  The Client and the Custodian agree that the location of the Custodian specified in this Agreement is the sole location of the Custodian for performance of any obligation under this Agreement including the location of the Custody Account and Cash Account (unless otherwise specified by the Custodian). For the avoidance of doubt, the choice of governing law includes the application of securities transfer legislation or other law in regard to the rights of parties and third persons in Securities and Cash.

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21.2.

Jurisdiction.  The Client and the Custodian agree that the courts of the country in which the Custodian is located and performs its obligations hereunder (including any appropriate sub-jurisdiction) will have non-exclusive jurisdiction to hear any disputes arising out of or in connection with this Agreement, and the Client irrevocably submits to the jurisdiction of such courts.

21.3.

Venue.  Each party hereby waives any objection it may have at any time, to the laying of venue of any actions or proceedings brought in any court of jurisdiction as provided in this Agreement, waives any claim that such actions or proceedings have been brought in an inconvenient forum and further waives the right to object that such court does not have jurisdiction.

21.4.

Sovereign Immunity.  The Client and the Custodian each irrevocably waives, with respect to itself and its revenues and assets, all immunity on the grounds of sovereignty or similar grounds in respect of its obligations under this Agreement.

21.5.	No Third Party Rights. None of the provisions of this Agreement are intended to, or will, confer a benefit on or be enforceable by any third parties including customers of the Client.

22.	MISCELLANEOUS.

22.1.

Severability.  If any provision of this Agreement is or becomes illegal, invalid or unenforceable under any applicable law, the parties intend that the remaining provisions will remain in full force and effect (as will that provision under any other law).

22.2.

Waiver of Rights.  No failure or delay of the Client or the Custodian in exercising any right or remedy under this Agreement constitutes a waiver of that right.  Any waiver of any right is limited to the specific instance.  The exclusion or omission of any provision or term of this Agreement shall not constitute a waiver of any right or remedy the Client or the Custodian may have under applicable law.

22.3.

Recordings.  The Client and the Custodian consent to telephonic or electronic monitoring or recordings of any communications for security and quality of service purposes and agree that either may produce telephonic or electronic recordings or computer records as evidence in any proceedings brought in connection with this Agreement.

22.4.

Written Notice.  Unless otherwise provided, when “written”, “writing” and words of similar meaning are used in this Agreement, they refer to both paper and electronic forms such as emails, faxes, digital images and copies, and similar electronic versions.  A written notice shall be effective if delivered to the Client’s principal business address specified in writing to the Custodian or to the Custodian’s address specified in writing to the Client (or any other address the Client or the Custodian may provide by written notice for this purpose including an address for notices to be sent electronically).  Any method used to communicate Instructions may be used to give any notice.  Notices will be in English unless otherwise agreed. For the avoidance of doubt, a written notice does not include an Instruction or other communication as specified in this Agreement.

22.5.

Further Information.  The Client agrees to provide to the Custodian and execute further documents and other information as reasonably requested by the Custodian in relation to its performance of services under this Agreement and its duties and obligations under this Agreement in order to assist the Custodian with the requirements of a court, regulator or other legal authority in regard to an applicable market, including providing the identities of the beneficial owners of any Securities or Cash and providing any powers of attorney or similar authority or terms and conditions in regard to any cash account opened with any sub-custodian in the name of the Client or any of its customers to enable or facilitate the opening or operation of such cash account on behalf of the Client for the purpose of this Agreement.

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22.6.

Entire Agreement; Amendments. The parties agree that this Agreement consists exclusively of this document together with any specified annex or identified schedules. The Client agrees that the Custodian is responsible for the performance of only those duties set forth in this Agreement, including the performance of any Instruction. The Client acknowledges that the Custodian will have no implied duties or obligations except as cannot be excluded by applicable law. Except as specified in this Agreement, this Agreement may only be modified by written agreement of the Client and the Custodian.

Funds may be added to or removed from this Agreement by execution and delivery to the Custodian by the Client of an amended Appendix A, and the execution of such amended Appendix A by the Custodian, in which case such amendment shall take effect immediately upon execution by the Custodian; unless otherwise agreed by the Custodian and the Client in writing.

22.7.

Assignment.  The parties agree that no party may assign or transfer any of its rights or obligations under this Agreement without the other’s prior written consent, which consent will not be unreasonably withheld or delayed; provided that the Custodian may make such assignment or transfer to a branch, subsidiary or affiliate if it does not materially affect the provision of services to the Client.

22.8.	Counterparts. This Agreement may be executed in several counterparts, each of which will be an original, but all of which together constitutes one and the same agreement.

[Signatures follow on Next Page]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized.

CITIBANK, N.A.	ETF OPPORTUNITIES TRUST

By:	By: /s/ David A. Bogaert

Name:	Name: David A. Bogaert

Title:	Title: President

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Custody Services — Americas Global Window Fee Schedule for ETF Opportunities Trust

Country	Safekeeping Fee for Equities (bps)	Transaction Fee for Equities (USD)	Safekeeping Fee for Fixed Income (bps)	Transaction Fee for Fixed Income (USD)
UNITED STATES

Out of Pocket Expenses:

All charges will be payable by the client where appropriate. These include, but are not limited to:

Re-Registration Fees

Stamp Duties

Crest Fines / Fines from any other Depository

Depository Charges (ICSD Euclid reporting, account maintenance, ADR and Depository Receipt Fees, etc.)

Fiscalization Levies

Notarization and Consularization Fees

Stock Certificate Splits

Crossing of Stocks

Turnover Taxes

Scrip Fees

Transportation / Courier / Postage Charges

Unpriced Securities:

Bond value will be assessed at Par and safekeeping charges will be applied at the listed market rate.

Equities will be valued at $1.00 per share and safekeeping charges will be applied at the listed market rate.

Dormant Account Fee:

An account which does not exhibit any activity for a period of 12 months will be considered a Dormant Account.

Fee is applicable at the Depot level. Citi reserves the right to charge a Dormant Account Fee of $25.00 per month per dormant depot by account.

Price Protection:

During the Term Citibank, N.A. will be authorized on an annual basis to increase any fees payable hereunder on an annual basis by the lesser of (i) 5% for each 12 month period, and (ii) the percentage rate of increase in the Consumer Price Index — Urban Wage Earners and Clerical Workers (CPI-W) from the preceding calendar year as determined by the US Bureau of Labor Statistics. Citibank, N.A. will give written notice of such increases 60 days prior to each anniversary date of the Agreement.

Customized Reports:

A one-time customization charge may apply for the provision of specialized reports. Pricing is available upon request.

Additional charges may apply for the provision of customized reports within a production environment.

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Footnotes:

¹Minimums do not apply if the fees for the custody asset based charges produce greater revenue than the relationship minimum would produce on an aggregate basis.

²Citibank, N.A. will waive this fee in full if implementation is completed within three months of the date that this Fee Schedule is signed by.

³This fee will be converted to the equivalent USD charge when applied to an invoice.

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Appendix A

To the Global Custodial and Agency Services Agreement dated April 6, 2020

List of Funds for ETF Opportunities Trust

1.	American Conservative Values ETF

2.	American Conservative Values Small-Cap ETF

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1

ANNEX TO GLOBAL CUSTODIAL AND AGENCY SERVICES AGREEMENT

U.S. SPECIAL RESOLUTION REGIME RECOGNITION

(1) Recognition of U.S. Regimes. In the event that the Custodian becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of this Agreement, any transaction under this Agreement or any related Credit Enhancement between the parties (each, a “Relevant Agreement”) and any interest and obligation in or under, and any property securing, such Relevant Agreement (“Relevant Interests”) from Custodian will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Relevant Agreement and Relevant Interests were governed by the laws of the United States or a state of the United States. In the event Custodian or any Citi Affiliate becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights with respect to any Relevant Agreement against Custodian are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Relevant Agreement were governed by the laws of the United States or a state of the United States.

(2) Effective Date. The provisions of this Appendix will come into effect on the later of the date of this Agreement and the Applicable Compliance Date.

(3) Definitions. For the purposes of this Appendix, the following definitions apply:

“Applicable Compliance Date” means: (a) the date of this Agreement, if Client is a covered entity under the QFC Stay Rules; (b) July 1, 2019, if Client is a “financial counterparty” other than a “small financial institution” (as such terms are defined under, and interpreted in accordance with, the QFC Stay Rules); or (c) otherwise, January 1, 2020.

“Citi Affiliate” means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of  Custodian.

“Credit Enhancement” means, with respect to any Relevant Agreement, any credit enhancement or other credit support arrangement in support of the obligations of Custodian or Client thereunder or with respect thereto, including any guarantee, pledge, charge, mortgage or other security interest in collateral or title transfer collateral arrangement, trust or similar arrangement, letter of credit, transfer of margin, reimbursement obligation or any similar arrangement.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, the QFC Stay Rules, including without limitation any right of a party to liquidate, terminate, cancel, rescind, or accelerate an agreement or transactions thereunder; set off or net amounts owed; exercise remedies in respect of collateral or other credit support or related property; demand payment or delivery; suspend, delay, or defer payment or performance; alter the amount of, demand the return of or modify any right to reuse collateral or margin provided; otherwise modify the obligations of a party; or any similar rights.

“Insolvency Proceeding” means a receivership, insolvency, liquidation, resolution, or similar proceeding.

“QFC Stay Rules” means the regulations codified at 12 C.F.R. 252.2, 252.81–8. All references herein to the QFC Stay Rules shall be construed, with respect to Custodian to mean the particular QFC Stay Rule(s) applicable to it.

“U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

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1

ANNEX TO GLOBAL CUSTODIAL AND AGENCY SERVICES AGREEMENT

CONFIDENTIALITY AND DATA PRIVACY CONDITIONS

1.	INTRODUCTION

These Conditions form part of the Global Custodial and Agency Services Agreement (the “Agreement”) that applies between the Client and the Custodian in relation to the provision of Accounts (i.e. each Cash Account and Custody Account) and services to the Client pursuant to the Agreement.  The purpose of these Conditions is to set out each party’s obligations in relation to Confidential Information and Personal Data received from the other party in connection with the provision of Accounts and services under the Agreement.  Some provisions of these Conditions are region-specific and will only apply in respect of the regions or countries specified.  In some countries, further country-specific terms are required, and these will be included in the local conditions for that country provided in writing to the Client.  If there is a conflict between these Conditions (as supplemented by those further country-specific terms referenced in the previous sentence) and any other confidentiality and/or data protection-related terms and conditions in any other agreement between the Custodian and the Client (including any agreement pre-dating the date on which these Conditions enter into effect as between the Custodian and the Client) applicable to the subject matter of the Agreement, these Conditions prevail.  Except to the extent prohibited under applicable law or expressly agreed otherwise by the parties, and subject to any mandatory minimum notice period prescribed by applicable law, these Conditions may be updated from time to time with general applicability to clients upon written notice to the Client.

2.	PROTECTION OF CONFIDENTIAL INFORMATION

The Receiving Party will keep the Disclosing Party’s Confidential Information confidential on the terms hereof and exercise at least the same degree of care with respect to the Disclosing Party’s Confidential Information that the Receiving Party exercises to protect its own Confidential Information of a similar nature, and in any event, no less than reasonable care.

3.	USE AND DISCLOSURE OF CONFIDENTIAL INFORMATION

The Disclosing Party hereby grants the Receiving Party the right to use and disclose the Disclosing Party’s Confidential Information to the extent necessary to accomplish the relevant Permitted Purposes.  The Receiving Party will only use and disclose the Disclosing Party’s Confidential Information to the extent permitted in these Conditions.

4.	EXCEPTIONS TO CONFIDENTIALITY

Notwithstanding anything in these Conditions to the contrary, the restrictions on the use and disclosure of Confidential Information in these Conditions do not apply to  information that: (i) is in or enters the public domain other than as a result of the wrongful act or omission of the Receiving Party or its Affiliates, or their respective Representatives in breach of these Conditions; (ii) is lawfully obtained by the Receiving Party from a third party or already known by the Receiving Party in each case without notice of any obligation to maintain it as confidential; (iii) was independently developed by the Receiving Party without reference to the Disclosing Party’s Confidential Information; (iv) an authorized officer of the Disclosing Party has agreed in writing that the Receiving Party may disclose on a non-confidential basis; or (v) constitutes Anonymized and/or Aggregated Data.

5.	AUTHORISED DISCLOSURES

5.1

Affiliates and Representatives. The Receiving Party may disclose the Disclosing Party’s Confidential Information to the Receiving Party’s Affiliates and to those of the Receiving Party’s and its Affiliates’ respective Representatives who have a “need to know” such Confidential Information, although only to the extent necessary to fulfil the relevant Permitted Purposes.  The Receiving Party shall ensure that any of its Affiliates and Representatives to whom the Disclosing Party’s Confidential Information is disclosed pursuant to this Condition 5.1 shall be bound to keep such Confidential Information confidential and to use it for only the relevant Permitted Purposes.

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5.2

Other disclosures. With respect to the Client’s Confidential Information, Custodian Recipients may: (i) disclose it to such third parties as may be designated by the Client (for example, the Client’s shared service centre) and to Client Affiliates; (ii) disclose it to Market Infrastructure Providers on a confidential basis to the extent necessary for the operation of the Account and the provision of the services under the Agreement; and (iii) use it and disclose it to other Custodian Recipients for the purpose of supporting the opening of accounts by, and the provision of services to, the Client and Client Affiliates at and by the Custodian and its Affiliates.

5.3

Payment reconciliation. When the Client instructs the Custodian to make a payment from an Account to a third party’s account, in order to enable the third party to perform payment reconciliations, the Custodian may disclose to the third party the Client’s name, address and account number (and such other Client Confidential Information as may be reasonably required by the third party to perform payment reconciliations).

5.4

Legal and regulatory disclosure.  The Receiving Party (and, where the Custodian is the Receiving Party, Custodian Recipients and Market Infrastructure Providers) may disclose the Disclosing Party’s Confidential Information pursuant to legal process, or pursuant to any other foreign or domestic legal and/or regulatory obligation or request, or agreement entered into by any of them and any governmental authority, domestic or foreign, or between or among any two or more domestic or foreign governmental authorities, including disclosure to courts, tribunals, and/or legal, regulatory, tax and government authorities.

6.	RETENTION AND DELETION

On closure of Accounts or termination of the provision of the services under the Agreement, each of the Client and Custodian Recipients shall be entitled to retain and use the other party’s Confidential Information, subject to the confidentiality and security obligations herein, for legal, regulatory, audit and internal compliance purposes and in accordance with their internal records management policies to the extent that this is permissible under applicable laws and regulations, but shall otherwise securely destroy or delete such Confidential Information.

7.	DATA PRIVACY

7.1

Compliance with law.  The Receiving Party will comply with applicable Data Protection Law in Processing Disclosing Party Personal Data in connection with the provision or receipt of Accounts and services under the Agreement.

7.2

Compliance with GDPR/Equivalent Laws.  Without limiting Condition 7.1 (Compliance with law), to the extent that the Processing of Personal Data is subject to the GDPR or any Equivalent Law: (i) each party is responsible for its own compliance with applicable Data Protection Law; and (ii) the Client confirms that any Client Personal Data that it provides to the Custodian has been Processed fairly and lawfully, is accurate and is relevant for the purposes for which it is being provided and the Custodian may rely on the Client’s compliance with such undertaking and, where applicable, assistance from the Client pursuant to Condition 7.6 (Legal basis for Processing).

7.3

Security.  The Custodian will, and will use reasonable endeavours to ensure that Custodian Affiliates and Third Party Service Providers will, implement reasonable and appropriate technical and organisational security measures to protect Client Personal Data that is within its or their custody or control against unauthorised or unlawful Processing and accidental destruction or loss.

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7.4

Purpose limitation. The Client hereby authorises the Custodian to Process Client Personal Data in accordance with these Conditions and to the extent reasonably required for the relevant Permitted Purposes for the period of time reasonably necessary for the relevant Permitted Purposes.

7.5

International transfer.  The Client acknowledges that in the course of the disclosures described in Condition 5 (Authorised Disclosures), Disclosing Party Personal Data may be disclosed to recipients located in countries which do not offer a level of protection for those data as high as the level of protection in the country in which the Custodian is established or the Client is located.

7.6	Legal basis for Processing

7.6.1      Except as noted in Condition 7.6.2:

(A)

When the Client is the Data Subject:  to the extent that the Client is the Data Subject of Client Personal Data Processed by the Custodian, then the Client consents to the Custodian’s Processing of all of such Client Personal Data as described in Conditions 3 to 7.

(B)

When the Client is not the Data Subject:  to the extent that the Custodian Processes Client Personal Data about other Data Subjects (for example, the Client’s personnel or Related Parties), the Client warrants that to the extent required by applicable law or regulation, it has provided notice to and obtained consent from such Data Subjects in relation to the Custodian’s Processing of their Personal Data as described in those Conditions (and will provide such notice or obtain such consent in advance of providing similar information in future).  The Client further warrants that any such consent has been granted by these Data Subjects for the period reasonably required for the realisation of the relevant Permitted Purposes.

7.6.2      To the extent that the Processing of Personal Data is subject to the GDPR or any Equivalent Law then the provisions of this Condition 7.6.2 shall apply:

(A)

When the Client is the Data Subject: when the Client is the Data Subject of Client Personal Data Processed by the Custodian, then the Client hereby acknowledges that the Custodian will Process Client Personal Data as set forth in the relevant Markets and Securities Services Privacy Statement accessible at https://www.citibank.com/icg/global_markets/uk_terms.jsp (or such other URL or statement as the Custodian may notify to the Client from time to time) and the Custodian may seek consent prior to conducting certain Processing activities from the Client from time to time as its legal basis for Processing Client Personal Data under the GDPR or any Equivalent Law; and

(B)

When the Client is not the Data Subject: when the Custodian Processes Client Personal Data about other Data Subjects (for example, the Client’s personnel or Related Parties), the Client warrants that it shall provide notice to, and shall seek consent from (and promptly upon the Custodian’s request shall provide evidence to the Custodian of having provided such notices and/or obtained such consents), such Data Subjects in relation to the Custodian’s Processing of their Personal Data in accordance with any instructions of the Custodian from time to time (which may include the form and the manner in which a notice is to be provided, or any consent is to be obtained).  In connection with the foregoing, the Client warrants that it will provide Data Subjects with a copy of the relevant Markets and Securities Services Privacy Statement accessible at https://www.citibank.com/icg/global_markets/uk_terms.jsp (or such other URL or statement as the Custodian may notify to the Client from time to time).

7.7

Employee reliability and training.  The Custodian will take reasonable steps to ensure the reliability of its employees who will have access to Client Personal Data and will ensure that those of its employees who are involved in the Processing of Client Personal Data have undergone appropriate training in the care, protection and handling of Personal Data.

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7.8

Audit.  The Custodian shall provide the Client with such information as is reasonably requested by the Client to enable the Client to satisfy itself of the Custodian’s compliance with its obligations under Condition 7.3 (Security). Nothing in this Condition 7.8 shall have the effect of requiring the Custodian to provide information that may cause it to breach its confidentiality obligations to third parties.

8.	SECURITY INCIDENTS

If the Custodian becomes aware of a Security Incident, the Custodian will investigate and remediate the effects of the Security Incident in accordance with its internal policies and procedures and the requirements of applicable law and regulation.  The Custodian will notify the Client of any Security Incident as soon as reasonably practicable after the Custodian becomes aware of a Security Incident, unless the Custodian is subject to a legal or regulatory constraint, or if it would compromise the Custodian’s investigation.  The parties agree that in relation to a Security Incident, each party will be responsible for making any notifications to regulators and individuals that are required under applicable Data Protection Law and each party will promptly notify the other party if it makes any such notifications.  Each party will provide reasonable information and assistance to the other party to the extent necessary to help the other party to meet its obligations to Data Subjects and regulators.  Neither the Custodian nor the Client will issue press or media statements or comments or make any other public disclosures in connection with the Security Incident that name the other party unless it has obtained the other party’s prior written consent or unless such Security Incident has otherwise become publicly known other than through a disclosure that is prohibited under this sentence.

9.	AUSTRALIA

This Condition 9 applies only where the Client is located in Australia. If the Client is located in Australia, the Client represents, warrants and covenants that it is a wholesale client within the meaning of sections 761G or 761GA of the Australian Corporation Act.

10.	PROVISION OF DATA FROM VENDORS AND EXCHANGES

The Custodian may provide the Client with pricing and other data licensed from Data Suppliers.  The Custodian is licensed to provide such data only upon the following conditions: (i) it may not be used for any purpose independent of the service relationship established under the Agreement, and shall be used only internally (including in custodial holdings reports for actual investments sent to the investments’ beneficial owners and to intermediaries between the Client and the beneficial owners); (ii) the Data Suppliers and their applicable affiliates shall be third-party beneficiaries of this Condition 10; (iii) the Data Suppliers and their applicable affiliates have no liability or responsibility to the Client relating to the Client’s receipt or use of the data; and (iv) the Client shall comply with any terms or conditions relating to the use of the data from time to time provided to it by a Data Supplier. In addition to the foregoing, a Data Supplier may specify other terms or limitations applicable to the Client’s use of its data and the Client shall comply with such terms and limitations.  A Data Supplier may, in its discretion: (x) direct Custodian to terminate the Client’s receipt of the Data Supplier’s data for any or no reason with or without notice; and (y) require the Client to enter into an agreement with it directly as a condition of receipt of its data.

If a Client which is an investment manager engages a subadvisor to help manage certain of its funds, then, upon consent of the Custodian, such Client may distribute the Data Suppliers’ data to such subadvisor; provided, however, that the use of such data by the subadvisor shall be subject to the provisions set forth in clauses (i)-(iv) of the immediately preceding paragraph.

11.	DEFINITIONS

Capitalised terms used in these Conditions shall have the meanings given to them in the Agreement or as set out below:

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“Affiliate” means either a Custodian Affiliate or a Client Affiliate, as the context may require;

“Anonymized and/or Aggregated Data” means information relating to the Disclosing Party received or generated by the Receiving Party in connection with the provision or receipt of the Account and services under the Agreement and in respect of which all direct personal identifiers have been removed, and/or which has been aggregated with other data, in both cases such that the data cannot reasonably identify the Disclosing Party, its Affiliates or Representatives or a natural person;

“Client Affiliate” means any entity, present or future, that directly or indirectly Controls, is Controlled by, or is under common Control with the Client, and any branch thereof;

“Client Personal Data” means Personal Data relating to a Data Subject received by or on behalf of the Custodian from the Client, Client Affiliates and their respective Representatives and Related Parties in the course of providing Accounts and services under the Agreement to the Client.  Client Personal Data may include names, contact details, identification and verification information, nationality and residency information, taxpayer identification numbers, voiceprints, bank and/or Custodian account and transactional information (where legally permissible), to the extent that these amount to Personal Data under applicable Data Protection Law;

“Conditions” means these Confidentiality and Data Privacy Conditions;

“Confidential Information” means:

(A)

where the Disclosing Party is the Client or a Client Affiliate, or any of their respective Representatives: information relating to the Client or Client Affiliates or their respective Representatives or Related Parties received by Custodian Recipients in the course of providing Accounts and services under the Agreement to the Client, including all Client Personal Data, Client’s bank and/or Custodian account details, transactional information, and any other information which is either designated by the Client as confidential at the time of disclosure or that a reasonable person would consider to be of a confidential or proprietary nature; or

(B)

where the Disclosing Party is the Custodian or a Custodian Affiliate, or any of their respective Representatives: information relating to the Custodian or Custodian Affiliates or their respective Representatives received or accessed by the Client, Client Affiliates and their respective Representatives in connection with the receipt of Accounts and services under the Agreement from the Custodian, including Custodian Personal Data, information relating to the Custodian’s products and services and the terms and conditions on which they are provided, technology (including software, the form and format of reports and on-line computer screens), pricing information, internal policies, operational procedures and any other information which is either designated by the Custodian as confidential at the time of disclosure or that a reasonable person would consider to be of a confidential or proprietary nature;

“Control” means that an entity possesses directly or indirectly the power to direct or cause the direction of the management and policies of the other entity, whether through the ownership of voting shares, by contract or otherwise;

“Custodian Affiliate” means any entity, present or future, that directly or indirectly Controls, is Controlled by or is under common Control with the Custodian, and any branch or representative offices thereof, including Citibank, N.A. and Citigroup Technologies, Inc.;

“Custodian Personal Data” means Personal Data relating to a Data Subject received by the Client from the Custodian, Custodian Affiliates and/or their respective Representatives in the course of receiving Accounts and services under the Agreement from the Custodian.  Custodian Personal Data may include names and contact details, to the extent that these amount to Personal Data under applicable Data Protection Law;

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“Custodian Recipients” means the Custodian, Custodian Affiliates and their respective Representatives;

“Data Protection Law” means any and all applicable laws and/or regulations relating to privacy and/or data protection in relation to the Processing of Client Personal Data or Custodian Personal Data, including any amendments or supplements to or replacements of such laws and/or regulations and including without limitation and as applicable: (i) the EU Directive on Data Protection (95/46/EC) and the EU Directive on Privacy and Electronic Communications (2002/58/EC); (ii) any national laws implementing such directives; (iii) the GDPR; and (iv) any Equivalent Law;

“Data Subject” means a natural person who is identified, or who can be identified directly or indirectly, in particular by reference to an identifier such as a name, an identification number, location data, an online identifier or to one or more factors specific to his or her physical, physiological, genetic, mental, economic, cultural or social identity, or, if different, the meaning given to this term or nearest equivalent term under applicable Data Protection Law.  For the purpose of these Conditions, Data Subjects may be the Client, Client Affiliates, the Custodian, their personnel, Related Parties, customers, suppliers, payment remitters, payment beneficiaries or other persons;

“Data Supplier” means a vendor, exchange or other entity which supplies data used in the provision of the Custodian’s services to the Client, including without limitation pricing data of the type referenced in Clause 9.2 of the Agreement.

“Disclosing Party” means a party that discloses Confidential Information to the other party;

“Disclosing Party Personal Data” means Client Personal Data or Custodian’s Personal Data, as the context permits;

“Equivalent Law” means the laws and/or regulations of any country outside the EEA that are intended to provide equivalent protections for Personal Data (or the nearest equivalent term under applicable data protection law and/or regulation) of Data Subjects as the GDPR, including without limitation, the data protection laws of Jersey, Macau, Morocco, Switzerland and the United Kingdom;

“GDPR” means the General Data Protection Regulation (EU) 2016/679 and any laws and/or regulations implementing or made pursuant to such regulation;

“Market Infrastructure Provider” means a Clearance System or other third party which forms part of a payment system infrastructure, including without limitation communications, clearing or payment systems and intermediary banks or correspondent banks but excluding any third parties that have been appointed as agents by Custodian Recipients in connection with this Agreement;

“Permitted Purposes” in relation to the Custodian’s use of the Client’s Confidential Information means the following purposes: (A) to provide Accounts and services under the Agreement to the Client in accordance with the Agreement; (B) to undertake activities related to the provision of Accounts and services under the Agreement, such as, by way of non-exhaustive example: 1) to fulfil foreign and domestic legal, regulatory and compliance requirements (including US anti-money laundering obligations applicable to the Custodian’s parent companies) and comply with any applicable treaty or agreement with or between foreign and domestic governments applicable to any of the Custodian, Custodian Affiliates and their agents or Market Infrastructure Providers; 2) to verify the identity of Client representatives who contact the Custodian or may be contacted by the Custodian; 3) for risk assessment, information security management, statistical, trend analysis and planning purposes; 4) to monitor and record calls and electronic communications with the Client for quality, training, investigation and fraud prevention purposes; 5) for crime detection, prevention, investigation and prosecution; 6) to enforce or defend the Custodian’s or Custodian Affiliates’ rights; and 7) to manage the Custodian’s relationship with the Client, which may include providing information to Client and Client Affiliates about the Custodian’s and Custodian Affiliates’ products and services; (C) the purposes set out in Condition 5 (Authorised Disclosures); (D) any additional purposes expressly authorised by the Client; and (E) any additional purposes as may be notified to the Client or Data Subjects in any notice provided by, or upon the instruction of, the Custodian pursuant to Condition 7.6.2;

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“Permitted Purposes” in relation to the Client’s use of the Custodian’s Confidential Information means the following purposes: to enjoy the benefit of, enforce or defend its rights and perform its obligations in connection with the receipt of Accounts and services from the Custodian in accordance with the Agreement, and to manage the Client’s relationship with the Custodian;

“Personal Data” means any information that can be used, directly or indirectly, alone or in combination with other information, to identify a Data Subject, or, if different, the meaning given to this term or nearest equivalent term under applicable Data Protection Law;

“Processing” means any operation or set of operations which is performed on Personal Data or on sets of Personal Data, whether or not by automated means, such as collection, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, restriction, erasure or destruction, or, if different, the meaning given to this term or nearest equivalent term under applicable Data Protection Law;

“Receiving Party” means a party that receives Confidential Information from the other party;

“Related Party” means any natural person or entity, or branch thereof, that: (i) owns, directly or indirectly, stock of the Client, if the Client is a corporation, (ii) owns, directly or indirectly, profits, interests or capital interests in the Client, if the Client is a partnership, (iii) is treated as the owner of the Client, if the Client is a “grantor trust” under sections 671 through 679 of the United States Internal Revenue Code or is of equivalent status under any similar law of any jurisdiction, domestic or foreign, (iv) holds, directly or indirectly, beneficial interests in the Client, if the Client is a trust; or (v) exercises control over the Client directly or indirectly through ownership or any arrangement or other means, if the Client is an entity, including: (a) a settlor, protector or beneficiary of a trust; (b) a person who ultimately has a controlling interest in the Client; (c) a person who exercises control over the Client through other means; or (d) the senior managing official of the Client;

“Representatives” means a party’s officers, directors, employees, agents, representatives, professional advisers and Third Party Service Providers;

“Security Incident” means an incident whereby the confidentiality of Disclosing Party Personal Data within Receiving Party’s custody or control has been materially compromised so as to pose a reasonable likelihood of harm to the Data Subjects involved; and

“Third Party Service Provider” means a third party reasonably selected by the Receiving Party or its Affiliate to provide services to or for the benefit of the Receiving Party, and who is not a Market Infrastructure Provider.  Examples of Third Party Service Providers include technology service providers, business process outsourcing service providers and call centre service providers.

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